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                                                                    EXHIBIT 10.2

                    SEVERANCE AND GENERAL RELEASE AGREEMENT


THIS SEVERANCE AND GENERAL RELEASE AGREEMENT (the "Agreement") is entered into as of the 31st day of March, 1996, by and between AMERICAN MEDICAL RESPONSE, INC., a Delaware corporation (the "Company") and DOMINIC J. PUOPOLO (the "Employee"). The Company and the Employee each hereby covenant and agree as follows:

1.   TERMINATION.  The Employee's last active day of employment with the Company
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will be March 31, 1996 (the "Termination Date"), and the Employee's employment with the Company will terminate effective on that date.

2.   SEVERANCE PAYMENTS.  As consideration for the Employee's commitments set
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forth in this Agreement, the Company agrees to pay to Employee upon expiration of the revocation period provided in paragraph 5 below cash in the amount of $802,000. The Company also agrees that any options to purchase stock which are currently held by the Employee will automatically and immediately vest upon expiration of the revocation period provided in paragraph 5 below.

All compensation or payments will be made in accordance with the Company's standard pay practices and, less any legally required deductions for FICA, taxes, etc., will be mailed to the Employee, unless otherwise advised in writing, at his offices at 67 Batterymarch St., Boston, MA 02110. The payments provided for in this paragraph shall be in full and complete satisfaction of, without limitation, any claim for salary, benefits, compensation of any sort, or any other claim for anything of economic value which the Employee may have arising out of his employment with the Company, or the termination thereof.

3.   NONCOMPETITION AGREEMENT.  The Employee acknowledges that the payments and
     ------------------------
other benefits provided to him under this Agreement constitute good and valuable consideration for his noncompetition covenants and that monetary damages for losses occasioned by his failure to abide by these covenants would be substantial and extremely difficult to measure. Because of the difficulty of measuring economic damages to the Company as a result of violations of this
Section 3, and because of the immediate and irreparable damage that would be caused to the Company, in the event of a breach by the Employee of the provisions of this Section 3, the Employee agrees that the Company and its affiliates may, in addition to any other available remedy, enforce the provisions of this Section 3 by all equitable relief, including injunctions and restraining orders.

In order to induce the Company to enter into this Agreement the Employee hereby affirms his noncompetition covenants found in his Employment Agreement with the Company and further agrees that until January 2, 1998, he will not, directly or indirectly, personally or on behalf of, or in conjunction with any other person, company, partnership corporation or business of whatsoever nature (i) establish, enter into, be employed by or for, advise, consult with or become an owner in or a part of, any entity or venture, or in any way engage in business for himself or for others, that competes with the Company or any of its affiliates in the business of providing medical transportation within the Territory (as defined below); (ii) call upon any past, present or potential customer of the Company or any of its affiliates (including any such customer obtained by the Employee) for the purpose of soliciting or selling any service or product in competition with any service or product of the Company or any of its affiliates; (iii) solicit for hire any person who is employed by the Company or any of its affiliates, other than Sabrina Poles, CarolAnn Panzini or any other person approved by the President of the Company; or (iv) unless otherwise approved by the Board of Directors, call upon any prospective acquisition candidate which was either called upon by the Employee on behalf of the Company or for which the Employee on behalf of the Company has made an acquisition analysis. The "Territory" shall be defined to include the United States and a one hundred mile radius around any area in which the Company currently has operations of any kind.

The covenants of this Section 3 are severable and separate, the unenforceability of any specific provision or covenant shall not affect the enforceability of any other covenant, and it is the intention of the parties that the provisions hereunder be enforced to the fullest extent a court may deem reasonable. It is further specifically agreed that, with respect to any period in which the Employee is in violation of this Section 3, the non-competition period referred to herein shall be extended by the length of time the Employee was in violation of any provision of this Section 3.

4.   GENERAL RELEASE OF CLAIMS.  With the exceptions of (i) a Consulting
     -------------------------
Agreement which is entered into concurrently with this Termination Agreement and
(ii) the basic obligations between the Company and Employee as a continuing member of its Board of Directors, this letter constitutes the entire agreement between the Employee and the Company (and supersedes any prior communication, written or oral, including without limitation the Employment Agreement except as set

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                                                                    EXHIBIT 10.2

forth herein) with respect to the employment and the termination of Employee's employment and with respect to all matters relating thereto. The Employee hereby agrees that he has no additional rights to salary, benefits, compensation of any sort or any other thing of economic value from the Company except as explicitly set forth in this letter. This letter shall be in complete and final settlement of any and all causes of action or claims that the Employee may have had, now has or may have, in any way related to or arising out of such employment and its termination or pursuant to any federal, state or local employment laws, regulations, orders or other requirements including without limitation Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act, and the Americans with Disabilities Act of 1990, as they may be amended. In consideration of the special benefits that the Employee will receive under this Agreement, the Employee, personally and on behalf of his heirs, assigns and representatives, hereby releases, waives and discharges any and all such causes of action or claims against the Company and their respective past, present and future affiliates, directors, trustees, officers, agents, employees, successors and assigns, and agrees never to bring any such claim or cause of action in any forum.

5.   REVOCATION PERIOD.  For a period of seven days following the Employee's
     -----------------
execution of this Agreement the Employee may revoke this Agreement, and this Agreement shall not be effective or enforceable until this seven day revocation period has expired. After such revocation period, the parties intend that this Agreement shall have the effect of a sealed instrument under the laws of the Commonwealth of Massachusetts.

     In signing this Agreement the Employee acknowledges that he understands its provisions, and that such Agreement is knowing and voluntary, that he has been afforded a full and reasonable opportunity of at least twenty-one days to consider its terms and to consult with or seek advice from any attorney or other person of Employee's choosing, and that Employee has been advised by the Company to consult with an attorney prior to executing this Agreement.

EMPLOYEE:                AMERICAN MEDICAL RESPONSE, INC.



 /s/ DOMINIC J. PUOPOLO       /s/ PAUL T. SHIRLEY
- -----------------------      --------------------
Dominic J. Puopolo           Paul T. Shirley
                             Chief Executive Officer and
                             President

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